For Immediate Release
BofI Holding, Inc. Announces Second Quarter Net Income Increases 35.2%
Diluted EPS Increases 20.0%

SAN DIEGO, CA - (MARKETWIRE) - February 2, 2012 - BofI Holding, Inc. (NASDAQ: BOFI) (BofI), parent of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2011. Net income was $6,660,000, an increase of 35.2% over net income of $4,927,000 for the quarter ended December 31, 2010. Earnings attributable to BofI's common stockholders were $6,280,000 or $0.54 per diluted share for the 2011 quarter, an increase of 20.0% from $4,850,000 or $0.45 per diluted share for the quarter ended December 31, 2010.

Second Quarter Fiscal 2012 Financial Summary:

Three Months Ended December 31,	Q2 Fiscal 2012	Q2 Fiscal 2011	YOY Change
Net Interest Income	$19,086,000	$14,123,000	35.1%
Non-Interest Income	$2,986,000	$1,927,000	55%
Net Income Attributable to Common Stockholders	$6,280,000	$4,850,000	29.5%
Diluted EPS	$0.54	$0.45	20%

The increase in earnings for the quarter ended December 31, 2011 was primarily the result of increased net interest income and non-interest income. Loan portfolio growth increased the average balance of interest-earning assets for the quarter ended December 31, 2011 by $599.7 million compared to the same quarter in 2010. As a result, net interest income increased by approximately $5.0 million or 35.1% for the three months ended December 31, 2011 compared to the three months ended December 31, 2010. Non-interest income was $3.0 million for the quarter ended December 31, 2011, an increase of $1.1 million compared to $1.9 million for the quarter ended December 31, 2010. The increase was the result of growth in the mortgage banking business units resulting in higher gains on sales of loans. The Bank's increased gross income was partially reduced by higher operating expenses. Core earnings, excluding the after-tax impact of gains and losses associated with our securities portfolio, increased to $6,828,000 for the quarter ended December 31, 2011 compared to $4,917,000 for the quarter ended December 31, 2010.

Net income was $13,193,000 for the six months ended December 31, 2011, an increase of 35.2% over $9,759,000 earned for the six months ended December 31, 2010. Earnings attributable to BofI's common stockholders were $12,687,000 or $1.14 per diluted share for the six months ended December 31, 2011, an increase of 28.1% from $9,605,000 or $0.89 per diluted share for the six months ended December 31, 2010. The reasons for increased earnings for the six months ended December 31, 2011 are similar to those identified this quarter, specifically, increased net interest income from loan growth and increased non-interest income from growth in the volume of loans sold through the mortgage banking business.

“Our strong performance this quarter was again driven by robust single and multifamily loan originations that have allowed us to both meet our portfolio growth objectives and increase our non-interest income from loan sales,” said Greg Garrabrants, President and Chief Executive Officer. “For the twelve months ended December 31, 2011, our loan portfolio has grown at an annual rate of 52.2%. Our total loan originations for the portfolio and for sale this quarter were $360.0 million, up 63.0% from the $220.8 million originated in the quarter ended December 31, 2010.”

“One of our distinguishing strengths as a banking franchise has been our asset quality and I am particularly proud to report that our non-performing assets as a percentage of total assets improved to 64 basis points at December 31, 2011, down from 80 basis points at September 30, 2011 and down from 125 basis points at December 31, 2010.”

Mr. Garrabrants concluded, “Since June 30, 2011, we raised approximately $34 million in equity capital. In the most recent quarter we raised gross proceeds of $13.8 million through the issuance of 862,500 shares of common at $16.00 per share, a discount of only 2.7% to the closing market price before announcement. The Bank continues to execute its business plan, tapping the capital markets only when we can do so on terms favorable to our current shareholders.”

Other Highlights:

•	Loan portfolio grew by $523.3 million or 52.2% compared to December 31, 2010

•	Deposits grew by $436.9, or 39.1% compared to December 31, 2010

•	Asset quality remains strong with total non-performing assets of 0.64% of total assets and with non-performing loans of 0.76% of total loans at December 31, 2011

•	Tangible book value increased to $14.80 per share, up $1.85 compared to December 31, 2010

•	Total assets reached $2,223.8 million up 33.9% compared to December 31, 2010

Second Quarter 2012 Income Statement Summary
During the quarter ended December 31, 2011, BofI earned $6,660,000 or $0.54 per diluted share compared to $4,927,000, or $0.45 per diluted share for the three months ended December 31, 2010. Net interest income increased $4,963,000 or 35.1% for the quarter ended December 31, 2011 compared to December 31, 2010. Average earning assets grew year over year by $599.7 million or 39.4% and our net interest margin was 3.60% compared to 3.72% for the quarters ended December 31, 2011 and 2010, respectively.

Loan loss provisions were $1,600,000 for the quarter ended December 31, 2011 and December 31, 2010.

For the second quarter ended December 31, 2011, non-interest income was $2,986,000 compared to $1,927,000 for the three months ended December 31, 2010. The increase was primarily due to gain on sale of non-agency mortgage loans which was $1.7 million for the quarter ended December 31, 2011. There were no non-agency mortgage loan sales during the quarter ended December 31, 2010.

Non-interest expense or operating costs increased $2,964,000, to $9,204,000 for the quarter ended December 31, 2011 from $6,240,000 for the three months ended December 31, 2010. The increase was mainly a result of an increase in compensation expense of $1,391,000 related to additional staffing added during the year, an increase in data processing expense of $353,000 and an increase in other operating expense categories due to costs associated with an increase account volume and additional employees.

Balance Sheet Summary

Our total assets increased $283.7 million, or 14.6%, to $2,223.8 million, as of December 31, 2011, up from $1,940.1 million at June 30, 2011. The loan portfolio increased a net $201.4 million, primarily from portfolio loan originations of $384.8 million less principal repayments of $98.1 million. Investment securities decreased by $10.9 million, primarily due to $39.4 million in principal repayments, partially offset by $45.0 million in purchases. Total liabilities increased by $237.9 million or 13.3%, to $2,030.2 million at December 31, 2011, up from $1,792.3 million at June 30, 2011. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $212.9 million. Stockholders' equity increased by $45.8 million, or 31.0%, to $193.6 million at December 31, 2011, up from $147.8 million at June 30, 2011. The increase was primarily the result of $13.2 million in net income for the six months, issuance of preferred stock of $19.5 million and the net issuance of common stock of $13.3 million.

BofI's Tier 1 capital was 8.27% at December 31, 2011 compared to 7.99% at June 30, 2011.

Conference Call
A conference call and webcast will be held on Thursday, February 2, 2012 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-466-4462, conference ID # 8474931; international callers should dial: 719-457-2089, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.2 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$6,660	$4,927	$13,193	$9,759
Realized securities (gain) loss	—	(482)	—	(482)
Unrealized securities (gain) loss	285	466	687	856
Tax provision (benefit)	(117)	6	(277)	(148)
Core earnings	$6,828	$4,917	$13,603	$9,985

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

SELECTED FINANCIAL DATA
The following tables set forth certain selected financial data concerning the periods indicated:
BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)

Unaudited	December 31, 2011	June 30, 2011	December 31, 2010
Selected Balance Sheet Data:
Total assets	$2,223,797	$1,940,087	$1,660,835
Loans—net of allowance for loan losses	1,526,523	1,325,101	1,003,250
Loans held for sale, at fair value	54,336	20,110	16,658
Loans held for sale, lower of cost or market	48,000	—	—
Allowance for loan losses	8,090	7,419	6,884
Securities—trading	5,678	5,053	4,428
Securities—available for sale	165,047	145,671	197,789
Securities—held to maturity	339,691	370,626	368,196
Total deposits	1,553,230	1,340,325	1,116,370
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	330,000	305,000	264,000
Subordinated debentures	5,155	7,655	5,155
Total stockholders’ equity	193,596	147,766	137,592

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
Unaudited	2011	2010	2011	2010
Selected Income Statement Data:
Interest and dividend income	$28,616	$22,584	$56,381	$43,673
Interest expense	9,530	8,461	19,118	16,878
Net interest income	19,086	14,123	37,263	26,795
Provision for loan losses	1,600	1,600	3,963	3,200
Net interest income after provision for loan losses	17,486	12,523	33,300	23,595
Non-interest income	2,986	1,927	7,556	4,049
Non-interest expense	9,204	6,240	18,756	11,439
Income before income tax expense	11,268	8,210	22,100	16,205
Income tax expense	4,608	3,283	8,907	6,446
Net income	$6,660	$4,927	$13,193	$9,759
Net income attributable to common stock	$6,280	$4,850	$12,687	$9,605
Per Share Data:
Net income:
Basic	$0.56	$0.45	$1.15	$0.90
Diluted	$0.54	$0.45	$1.14	$0.89
Book value per common share	$14.80	$12.95	$14.80	$12.95
Tangible book value per common share	$14.80	$12.95	$14.80	$12.95
Weighted average number of shares outstanding:
Basic	11,174,947	10,767,447,000	11,036,046	10,665,500,000
Diluted	12,304,628	10,868,583,000	11,415,793	10,764,675,000
Common shares outstanding at end of period	11,419,584	10,236,045,000	11,419,584	10,236,045,000
Common shares issued at end of period	12,162,604	10,884,680,000	12,162,604	10,884,680,000
Performance Ratios and Other Data:
Loan originations for investment	$132,153	$141,816	$384,779	$208,836
Loan originations for sale	227,810	79,062	318,179	139,685
Loan purchases	—	23,391	—	104,060
Return on average assets	1.23%	1.26%	1.26%	1.29%
Return on average stockholders’ equity	15.86%	14.84%	16.55%	15.07%
Interest rate spread[1]	3.44%	3.53%	3.47%	3.45%
Net interest margin[2]	3.60%	3.72%	3.62%	3.64%
Efficiency ratio	41.70%	38.88%	41.85%	37.09%
Capital Ratios:
Equity to assets at end of period	8.71%	8.28%	8.71%	8.28%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.27%	8.10%	8.27%	8.10%
Tier 1 risk-based capital ratio[3]	13.19%	13.18%	13.19%	13.18%
Total risk-based capital ratio[3]	13.77%	13.86%	13.77%	13.86%
Tangible capital to tangible assets[3]	8.27%	8.10%	8.27%	8.10%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.39%	0.49%	0.41%	0.55%
Nonperforming loans to total loans	0.76%	1.64%	0.76%	1.64%
Nonperforming assets to total assets	0.64%	1.25%	0.64%	1.25%
Allowance for loan losses to total loans at end of period	0.53%	0.68%	0.53%	0.68%
Allowance for loan losses to nonperforming loans	68.79%	41.17%	68.79%	41.17%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.